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                                                                HI -- EXHIBIT 12


                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

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                                                                           NINE MONTHS         TWELVE MONTHS
                                                                              ENDED                ENDED
                                                                           SEPTEMBER 30,       SEPTEMBER 30,
                                                                               1998                1998
                                                                         ---------------     ----------------
FIXED CHARGES AS DEFINED:
    (1)     Interest on Long-Term Debt.................................  $       310,584              413,916
    (2)     Other Interest.............................................           67,620               92,906
    (3)     Capitalized Interest.......................................            8,187               10,357
    (4)     Distribution on Trust Securities...........................           21,960               29,462
    (5)     Interest Component of Rentals Charged to Operating Expense.            7,863               10,705
                                                                         ---------------     ----------------
    (6)     Total Fixed Charges........................................  $       416,214     $        557,346
                                                                         ===============     ================

EARNINGS AS DEFINED:
    (7)     Income from Continuing Operations..........................  $       260,422     $        256,487
    (8)     Income Taxes for Continuing Operations.....................          152,528              161,653
    (9)     Fixed Charges (line 6).....................................          416,214              557,346
    (10)    Capitalized Interest.......................................           (8,187)             (10,357)
                                                                         ---------------     ----------------
    (11)    Income from Continuing Operations Before Income Taxes and
            Fixed Charges..............................................  $       820,977     $        965,129
                                                                         ===============     ================

RATIO OF EARNINGS TO FIXED CHARGES (LINE 11 DIVIDED BY LINE 6)                      1.97                 1.73

PREFERRED DIVIDENDS REQUIREMENTS:
    (12)    Preferred Stock Dividends..................................  $           292     $            390
    (13)    Less Tax Deduction for Preferred Dividends.................               27                   54
                                                                         ---------------     ----------------
    (14)    Total......................................................  $           265     $            336
    (15)    Ratio of Pre-Tax Income from continuing operations to Net
            Income (line 7 plus line 8 divided by line 7)..............             1.59                 1.63
    (16)    Line 14 times line 15......................................  $           421     $            548
    (17)    Add Back Tax Deduction (line 13)...........................               27                   54
                                                                         ---------------     ----------------
    (18)    Preferred Dividends Factor.................................              448                  602
                                                                         ===============     ================

    (19)    Total Fixed Charges (line 6)...............................  $       416,214     $        557,346
    (20)    Preferred Dividends Factor (line 18).......................              448                  602
                                                                         ---------------     ----------------
    (21)    Total......................................................          416,662              557,948
                                                                         ===============     ================

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS (LINE 11     ---------------     ----------------
DIVIDED BY LINE 21)....................................................             1.97                 1.73
                                                                         ===============     ================
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